EXHIBIT 21


                           SUBSIDIARIES OF REGISTRANT

Subsidiaries of the Company, all of which are wholly-owned by the Company and are included in the consolidated financial statements, include the following:

Name                                          State or Country of Incorporation
----                                          ---------------------------------
Artesyn Asia-Pacific Ltd.                       Hong Kong
Artesyn Austria GmbH                            Austria
Artesyn Austria GmbH & Co. KG                   Austria
Artesyn Cayman LP                               Cayman Islands, B.W.I.
Artesyn Communication Products, Inc.            Wisconsin
Artesyn Delaware, Inc.                          Delaware
Artesyn Delaware, LLC                           Delaware
Artesyn Elektronische Gerate Beleilgungs-Und
  Verwalungs - GmbH                             Germany
Artesyn Energy Systems S.p.A.                   Italy
Artesyn France S.A.R.L.                         France
Artesyn FSC Inc.                                Barbados
Artesyn Germany GbR                             Germany
Artesyn Germany GmbH                            Germany
Artesyn GmbH & Co. KG                           Germany
Artesyn Holding GmbH                            Austria
Artesyn Hungary Electronikai Kft.               Hungary
Artesyn International, Ltd.                     Cayman Islands, B.W.I.
Artesyn Ireland, Ltd.                           Cayman Islands, B.W.I.
Artesyn Ireland Holdco Ltd.                     Cayman Islands, B.W.I.
Artesyn Netherlands BV                          Netherlands
Artesyn North America Inc.                      Delaware
Artesyn Solutions Inc.                          Delaware
Artesyn UK Ltd.                                 England
C.P. Power Products (Zhong Shan) Co., Ltd.      People's Republic of China
Jeta Power Systems, Inc.                        California